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                                                                    EXHIBIT 4.5



August 4, 1999

Mr. Joseph Smith
Chief Financial Officer
Coast Dental Services, Inc.
2502 Rocky Point Drive, Suite 1000
Tampa, FL 33607

Dear Joe:

Thank you for the opportunity to make the following commitment to you. NationsBank, N.A. (the "Bank") is pleased to have approved for Coast Dental Services, Inc. (the "Borrower") a credit facility consisting of a Revolving Line of Credit in an amount not to exceed $20,000,000 (the "Loan"). This commitment is to be used by you for the purpose of acquisitions or the construction of new dental offices, capital expenditures, and short-term working capital.

This commitment is subject to the execution and delivery to the Bank of legal documents yet to be prepared, including, without limitation, a loan agreement, promissory note, guaranties, collateral and security documents. All such documents must be satisfactory in form and substance to the Bank and its counsel. The making and funding of any loans under this commitment is expressly subject to the terms and conditions set forth in the attached Terms and Conditions.





                              TERMS AND CONDITIONS


BORROWER: Coast Dental Services, Inc.

PURPOSE: Acquisitions of or construction of new dental centers, capital expenditures, and short-term working capital

AMOUNT OF LOAN: $20,000,000

MATURITY: Three years from closing




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INTEREST RATE: The interest rate shall be equal to the 30-day LIBOR plus the applicable interest rate margin. The applicable interest rate margin with respect to the LIBOR Rate option shall be based on the Borrower's consolidated ratio of Funded Debt to EBITDA as follows:


                                    LIBOR             UNUSED
FUNDED DEBT TO EBITDA              MARGIN%             FEE%
---------------------              -------             ----
<1.00:1.00                          1.25                .15
from 1.00:1.00 to 1.50:1.00         1.50                .15
from 1.50:1.00 to 2.25:1.00         1.75                .15


STANDBY LETTERS OF CREDIT: There shall be a sub-limit for the issuance of Standby Letters of Credit in an amount not to exceed $2,000,000. The Borrower shall pay to the Bank an issuance fee on the aggregate amount of the letter of credit available to be drawn at a rate equal to the applicable LIBOR margin. Such Standby letters of credit shall have duration of not more than twelve (12) months.

COMMITMENT FEE: Borrower agrees to pay a commitment fee of $10,000 payable at closing.

REPAYMENT TERMS: Principal will be due upon maturity three years from closing, with interest payable monthly.

LOAN DOCUMENTS: The Loan shall be made under and governed by definitive Loan documents to be executed and delivered by the Borrower to the Bank and containing the terms set forth in this commitment and such other terms, conditions, representations, warranties and covenants as are usual and customary in lending transactions such as the Loan, which documents may include a promissory note, loan agreement, security agreement, guaranties, pledge agreement, and such other documents executed and/or delivered by Borrower, any guarantor or third party in connection with the Loan (collectively, the "Loan Documents").

COLLATERAL: The Bank shall take a blanket lien on all assets of the Borrower and Guarantors, including accounts receivable, chattel paper, inventory, equipment, general intangibles and all replacements and substitutions thereof and proceeds thereof. In addition, the Bank will take a first priority security interest in the stock of all Guarantors.

GUARANTORS: This Loan shall be unconditionally and fully guaranteed by any existing or future subsidiaries of the Borrower whose obligations to the Bank shall be





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joint and several with Borrower and all other guarantors, if any, and shall be on such other written terms as are acceptable to the Bank.

SURVIVAL: This commitment letter shall constitute one of the Loan Documents and shall survive the closing of the Loan, the execution and delivery of all Loan Documents, and the making of any advances or disbursements thereunder. In the event of a conflict between a provision contained in this commitment letter and a provision of any other Loan Document, the terms of the other Loan Document shall control.

CONDITIONS TO FIRST ADVANCE: Prior to the making by the Bank of the first advance to the Borrower, the following conditions precedent shall have been satisfied.

The Bank shall have received, duly executed, all Loan Documents and any other documents and instruments necessary or advisable in connection with the Loan, all of which shall be in form and substance satisfactory to the Bank and its counsel.

All financing statements, notices and other documents and instruments deemed by the Bank and its counsel to be necessary or advisable in connection with the collateral described herein shall have been recorded or filed in all necessary places, and sent to or received by all necessary persons, as the case may be.

With respect to the personal property or other collateral described herein referred to above, the Bank shall have received (i) casualty insurance policies on tangible personal property naming the Bank as a loss payee thereunder, and
(ii) evidence satisfactory to the Bank as to the validity, enforceability and priority of the Bank's security interest therein subject only to prior liens referred to in this commitment and such other exceptions as may be acceptable to the Bank in its sole discretion.

The Bank shall have received the written opinion of Borrower's counsel as to the validity and enforceability of the Loan Documents and such other matters as the Bank may reasonably require.

The Bank shall have received such other financial or other information as it may reasonably require, including, without limitation, satisfactory review of all Service and Support Agreements to which the Borrower is party.




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ADVANCE PROCEDURE: Advances on this Loan will be made by telephonic or written communication from a person reasonably believed by the Bank to be an authorized representative of the Borrower. Unless otherwise agreed by the Bank, all advances will be made to a demand deposit account maintained at the Bank in the name of the Borrower.

FINANCIAL COVENANTS: So long as the Borrower is indebted to the Bank, the following financial covenants shall be applicable:

1. Borrower shall not permit its ratio of Total Liabilities to Tangible Net Worth to exceed a maximum of 1.00 to 1.00 at any time.

2. Borrower shall not permit its ratio of Funded Debt to EBITDA to exceed a maximum of 2.25 to 1.00 at any time. EBITDA shall be defined as net income plus interest expense plus tax expense plus depreciation expense plus amortization expense and shall be measured on a rolling four quarter basis. EBITDA shall exclude any non-recurring or extraordinary cash or non-cash income.

3. Borrower shall maintain a Fixed Charge Coverage Ratio of not less than 2.50 to 1.00 at all times. This ratio shall be defined as EBITDA less cash taxes less capital expenditures less dividends paid less the cost of share repurchases plus cash and cash equivalents on hand at the end of the applicable fiscal quarter end all divided by interest expense plus current maturities of long term debt plus current maturities of capital leases. Cash and cash equivalents on hand at the end of each fiscal quarter end shall be incorporated into the Fixed Charge Coverage Ratio so long as the Borrowers cash balance is in excess of $2,000,000. At such time as the cash and cash equivalents on hand is less than $2,000,000 for two consecutive fiscal quarters, this shall no longer be incorporated into the Fixed Charge Coverage Ratio calculation. Capital Expenditures shall not include any cash outflow used for the purchase of acquiring dental practices or any operational or capital expenditures associated with funding the start-up of new dental offices. In addition, current maturities of long term debt shall exclude any seller notes associated with the acquisition of a dental practice so long as the Borrower has cash and cash equivalents on hand at the applicable quarter end of at least $2,000,000 in excess of the amount of such seller note.




The above defined covenants shall be considered tentative until such time as they are further agreed upon by both the Borrower and the Bank. The Borrowers acceptance of this commitment letter shall not imply final acceptance of the above financial




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covenants. However, the Borrowers acceptance of this commitment letter shall imply acceptance of all other terms and conditions specified herein.

REPORTING REQUIREMENTS: So long as the Borrower is indebted to the Bank, the Borrower shall submit to the Bank the following:

1. Quarterly, within forty-five (45) days of the end of each quarter, internally prepared consolidated financial statements of the Borrower, including a balance sheet and income statement, the form of which may be equal to the format required by the SEC.

2. Annually, within one-hundred twenty (120) days following the end of the Borrower's fiscal year, a consolidated balance sheet and income statement prepared in accordance with generally accepted accounting principles on an audited basis by an independent certified public accountant acceptable to the Bank, including statements of financial condition, income, cash flows and changes in shareholders' equity.

All financial statements provided to the Bank shall be accompanied by a Certificate of Compliance signed by a responsible officer of the Company, which includes the Borrower's computation of all restrictive covenants defined hereunder accompany the financial statements.

REPRESENTATIONS AND WARRANTIES: Customary, including confirmation of corporation status and authority; execution, delivery and performance of Loan Documents do not violate law or existing agreements; no litigation except as disclosed to Bank; ownership of property; payment of taxes; no material adverse change in financial condition or operations since March 31, 1999; principal place of business; compliance with environmental laws and continuation of representations and warranties.

PERMITTED ACQUISITIONS: The Borrower will be permitted to incur cash outlays for the acquisition of existing dental practices or the development of new dental offices of up to $8,000,000 in any given fiscal quarter and up to $5,000,000 in any single transaction without prior Bank approval. In the event of expenditures in excess of such amounts, the Borrower shall be required to obtain approval from the Bank in writing in advance and such approval by the Bank shall not be unreasonably withheld.

AFFIRMATIVE COVENANTS: Customary, including delivery of financial statements; reports and other information requested by Bank; maintenance of insurance; continuation of business and maintenance of existence; compliance with





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laws; payment of taxes; maintenance of property and notice of environmental claims; notice of actual or potential contingent liabilities.

NEGATIVE COVENANTS: Customary, including: limitations on incurring additional debt with the exception of a total aggregate amount for purchase money obligations of up to $500,000, transfer of assets or control, and liens with the exception of assets pledged with the permitted purchase money.

Additionally, the Borrower will not be permitted to amend, modify, or terminate any existing Services and Support Agreement and any new Services and Support Agreement shall be in substantially the same form as all existing agreements.

CLOSING COSTS AND EXPENSES: The Borrower shall pay all costs and expenses incurred by the Bank in connection with the Bank's review, due diligence and closing of the Loan, including attorneys' fees incurred by the Bank in connection with the negotiation and preparation of the Loan Documents, whether or not the Loan actually closes.

MATERIAL ADVERSE CHANGE: This commitment may be terminated, in the sole discretion of the Bank, upon the occurrence of a material adverse change in the financial condition of the Borrower or any other person liable to the Bank for the repayment of this Loan.

NON-ASSIGNABLE: This commitment and the right of Borrower to receive loans hereunder may not be assigned by Borrower.

RELIANCE: This commitment constitutes an offer by the Bank to the Borrower to make a Loan on the terms and conditions set forth herein and should not be relied upon by any third party for any purpose.

AMENDMENT AND WAIVER: No alteration, modification, amendment or waiver of any terms and conditions of this commitment, or of any of the documents required by or delivered to the Bank under this commitment, shall be effective or enforceable against the Bank unless set forth in a writing signed by the Bank.

GOVERNING LAW: This commitment and the Loan shall be governed by and construed in accordance with the laws of the State of Florida (without regard to choice of law principles).

INTEGRATION: The terms set forth above represent the entire understanding between the Borrower and the Bank with respect to the subject matter of this



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commitment, and this commitment supersedes any prior and contemporaneous agreements, commitments, discussions and understandings, oral or written, with respect to the subject matter of this commitment.

YEAR 2000 COMPLIANCE: This commitment is subject to, among the other conditions contained herein, the Bank's satisfaction that (a) the Borrower and its subsidiaries are taking all necessary and appropriate steps to ascertain the extent of, and to quantify and successfully address, business and financial risks facing the Borrower and its subsidiaries as a result of failure to become Year 2000 compliant (that is, that computer applications, imbedded microchips and other systems will be able to perform date-sensitive functions prior to and after December 31, 1999) including risks resulting from the failure of key vendors and suppliers of the Borrower and its subsidiaries to become Year 2000 compliant, and (b) the Borrower's and its subsidiaries' material computer applications and those of its key vendors and suppliers will, on a timely basis, adequately address the Year 2000 problem in all material respects.

ARBITRATION. ANY CONTROVERSY OR CLAIM BETWEEN OR AMONG THE PARTIES HERETO INCLUDING BUT NOT LIMITED TO THOSE ARISING OUT OF OR RELATING TO THIS INSTRUMENT, AGREEMENT OR DOCUMENT OR ANY RELATED INSTRUMENTS, AGREEMENTS OR DOCUMENTS, INCLUDING ANY CLAIM BASED ON OR ARISING FROM AN ALLEGED TORT, SHALL BE DETERMINED BY BINDING ARBITRATION IN ACCORDANCE WITH THE FEDERAL ARBITRATION ACT (OR IF NOT APPLICABLE, THE APPLICABLE STATE LAW), THE RULES OF PRACTICE AND PROCEDURE FOR THE ARBITRATION OF COMMERCIAL DISPUTES OF J.A.M.S./ENDISPUTE AND ANY SUCCESSOR THEREOF (J.A.M.S.), AND THE "SPECIAL RULES" SET FORTH BELOW. IN THE EVENT OF ANY INCONSISTENCY, THE SPECIAL RULES SHALL CONTROL. JUDGMENT UPON ANY ARBITRATION AWARD MAY BE ENTERED IN ANY COURT HAVING JURISDICTION. ANY PARTY TO THIS AGREEMENT MAY BRING AN ACTION, INCLUDING A SUMMARY OR EXPEDITED PROCEEDING, TO COMPEL ARBITRATION OF ANY CONTROVERSY OR CLAIM TO WHICH THIS AGREEMENT APPLIES IN ANY COURT HAVING JURISDICTION OVER SUCH ACTION.

         A. SPECIAL RULES. THE ARBITRATION SHALL BE CONDUCTED IN THE CITY OF THE BORROWER'S DOMICILE AT TIME OF THE EXECUTION OF THIS INSTRUMENT, AGREEMENT OR DOCUMENT AND ADMINISTERED BY J.A.M.S. WHO WILL APPOINT AN ARBITRATOR; IF J.A.M.S. IS UNABLE OR LEGALLY PRECLUDED FROM ADMINISTERING THE ARBITRATION, THEN THE AMERICAN ARBITRATION ASSOCIATION WILL SERVE. ALL ARBITRATION HEARINGS WILL BE COMMENCED WITHIN 90 DAYS OF THE DEMAND FOR ARBITRATION; FURTHER, THE ARBITRATOR SHALL ONLY, UPON A SHOWING OF CAUSE, BE PERMITTED TO EXTEND THE COMMENCEMENT OF SUCH HEARING FOR UP TO AN ADDITIONAL 60 DAYS.

         B. RESERVATION OF RIGHTS. NOTHING IN THIS INSTRUMENT, AGREEMENT OR DOCUMENT SHALL BE DEEMED TO (I) LIMIT THE APPLICABILITY OF ANY OTHERWISE APPLICABLE STATUTES OF LIMITATION OR REPOSE AND ANY




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WAIVERS CONTAINED IN THIS AGREEMENT; OR (II) BE A WAIVER BY THE BANK OF THE
PROTECTION AFFORDED TO IT BY 12 U.S.C. SEC. 91 OR ANY SUBSTANTIALLY EQUIVALENT STATE LAW; OR (III) LIMIT THE RIGHT OF THE BANK HERETO (A) TO EXERCISE SELF HELP REMEDIES SUCH AS (BUT NOT LIMITED TO) SETOFF, OR (B) TO FORECLOSE AGAINST ANY REAL OR PERSONAL PROPERTY COLLATERAL, OR (C) TO OBTAIN FROM A COURT PROVISIONAL OR ANCILLARY REMEDIES SUCH AS (BUT NOT LIMITED TO) INJUNCTIVE RELIEF, WRIT OF POSSESSION OR THE APPOINTMENT OF A RECEIVER. THE BANK MAY EXERCISE SUCH SELF HELP RIGHTS, FORECLOSE UPON SUCH PROPERTY, OR OBTAIN SUCH PROVISIONAL OR ANCILLARY REMEDIES BEFORE, DURING OR AFTER THE PENDENCY OF ANY ARBITRATION PROCEEDING BROUGHT PURSUANT TO THIS INSTRUMENT, AGREEMENT OR DOCUMENT. NEITHER THIS EXERCISE OF SELF HELP REMEDIES NOR THE INSTITUTION OR MAINTENANCE OF AN ACTION FOR FORECLOSURE OR PROVISIONAL OR ANCILLARY REMEDIES SHALL CONSTITUTE A WAIVER OF THE RIGHT OF ANY PARTY, INCLUDING THE CLAIMANT IN ANY SUCH ACTION, TO ARBITRATE THE MERITS OF THE CONTROVERSY OR CLAIM OCCASIONING RESORT TO SUCH REMEDIES.

EXPIRATION: This commitment is to be closed within sixty (60) days of the acceptance date. Should this commitment not be accepted by the expiration date, and not closed within sixty (60) days of the acceptance date, then the Bank shall have no further obligation to extend credit hereunder.















If you find the terms and conditions of this commitment to be acceptable to you, please execute the enclosed copy of this letter and return it to the undersigned. If not accepted, this commitment shall expire on August 31, 1999.

We appreciate the opportunity to provide you with the financial services of NationsBank, N.A.

Sincerely,

/s/ Sadahri Berry
-----------------------------------
Sadahri Berry
Vice President

The terms and conditions set forth above are accepted this 5th day of August, 1999.



By: /s/ Joseph Smith
-----------------------------------
Title:  Chief Financial Officer



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